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                               RYDEX SERIES TRUST

                       AMENDMENTS TO DECLARATION OF TRUST


         The following resolutions amending the Declaration of Trust of Rydex Series Trust were passed by the Board of Trustees on November 2, 1993:

                  "RESOLVED, that Article III, Section 3.02, "Initial Trustees," of the Trust's Declaration of Trust, dated March 11, 1993 (the "Trust Declaration"), be, and hereby is, amended to read as follows:

                  The initial Trustees shall be the persons named herein. On a date fixed by the Trustees, the Shareholders shall elect at least three (3) but not more than fifteen (15) Trustees, as specified by the Trustees pursuant to Section 3.06 of this Article.

                  FURTHER RESOLVED, that Article III, Section 3.06, "Number of Trustees," of the Trust Declaration be, and hereby is, amended to read as follows:

                  The number of Trustees shall be at least three (3), and thereafter shall be such number as shall be fixed from time to time by a majority of the Trustees, provided, however, that the number of Trustees shall in no event be more than fifteen (15)."



                                            By:   /S/ AMANDA C. VIRAGH
                                                 ---------------------------
                                                  Amanda C. Viragh
                                                  Secretary